EXHIBIT 99.1

News Release

First Solar, Inc. Announces Third Quarter 2020 Financial Results
•Net sales of $928 million
•Net income per share of $1.45
•Cash, restricted cash, and marketable securities of $1.7 billion, net cash of $1.4 billion
•1.6 GWDC of bookings since prior earnings call
•Strong fleet-wide production with capacity utilization averaging over 100% at all factories
•Reinstate financial guidance for the fourth quarter 2020

TEMPE, Ariz., October 27, 2020 – First Solar, Inc. (Nasdaq: FSLR) today announced financial results for the third quarter ended September 30, 2020.

“We delivered strong financial results for the third quarter,” said Mark Widmar, CEO of First Solar. “The dedication we continue to witness from our associates enabled us to expand module segment gross margin, close the sales of our Ishikawa, Miyagi, and Anamizu projects in Japan, and increase earnings per share quarter-over-quarter. This result reflects the strengths of our competitively advantaged CdTe modules and vertically integrated manufacturing process.”

Net sales for the third quarter were $928 million, an increase of $285 million from the prior quarter, primarily due to international project sales, and an increase in the volume of modules sold to third parties.

Net income per share for the third quarter was $1.45, compared to net income per share of $0.35 in the second quarter of 2020.

Cash, restricted cash, and marketable securities at the end of the third quarter totaled $1,671 million, an increase of $29 million from the prior quarter, primarily due to cash inflows from international project sales and module segment operating cash flows. This was partially offset by capital expenditures and loan repayments associated with international project sales.

Fourth Quarter 2020 Financial Guidance

The Company previously withdrew its full-year 2020 guidance on May 7, 2020 given the significant uncertainties regarding the severity and duration of the COVID-19 pandemic and its impact on the Company’s operations and financial results, as well as on energy and capital markets. As of the date of this release, the Company and its financial results have not been materially impacted by COVID-19. The Company today is reinstating financial guidance for the fourth quarter 2020 and providing implied full-year 2020 guidance based on its financial results through the third quarter 2020 and reinstated guidance for the fourth quarter 2020. The fourth quarter 2020 and implied full-year 2020 guidance are as follows:

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	Fourth Quarter 2020	Implied Full Year 2020
Net Sales	$540M to $790M	$2.6B to $2.9B
Gross Margin % (1)	26.5% to 27.0%	25%
Operating Expenses (2)	$90M to $95M	$351M to $356M
Operating Income (3)	$50M to $120M	$310M to $380M
Earnings per Share	$1.00 to $1.50	$3.65 to $4.15
Net Cash Balance (4)	$1.2B to $1.3B	-
Capital Expenditures	$123M to $223M	$450M to $550M
Shipments	1.8GW to 2.0GW	5.5GW to 5.7GW
——————————
(1)Includes $5 million of ramp costs for FY’20
(2)Includes $15 million of plant start-up expense for Q4’20 and $39 million for FY’20
(3)Includes $44 million of ramp costs and plant start-up expense for FY’20 and $27 million of Series 4 shutdown and other severance costs for FY’20
(4)Defined as cash, cash equivalents, marketable securities, and restricted cash less expected debt at the end of 2020

Conference Call Details

First Solar has scheduled a conference call for today, October 27, 2020 at 4:30 p.m. ET, to discuss this announcement. A live webcast of this conference call and accompanying materials are available at investor.firstsolar.com.

Investors are encouraged to listen to the conference call and to review the accompanying materials, which contain more information about First Solar’s third quarter financial results and financial outlook.

An audio replay of the conference call will be available through Tuesday, November 10, 2020 and can be accessed by dialing +1 (800) 585-8367 if you are calling from within the United States or +1 (416) 621-4642 if you are calling from outside the United States and entering the replay passcode 3369808. A replay of the webcast will also be available on the Investors section of the Company’s website approximately five hours after the conclusion of the call and remain available for 90 days.

About First Solar, Inc.

First Solar is a leading global provider of comprehensive photovoltaic (“PV”) solar energy solutions, which use its advanced module and system technology. The Company's integrated power plant solutions deliver an economically attractive alternative to fossil-fuel electricity generation today. From raw material sourcing through end-of-life module recycling, First Solar’s renewable energy systems protect and enhance the environment. For more information about First Solar, please visit www.firstsolar.com.

For First Solar Investors

This release contains forward-looking statements, which are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements in this release, other than statements of historical fact, are forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning: our financial guidance for the fourth quarter 2020 and implied full-year 2020 guidance, net sales, gross margin, operating expenses, operating income, earnings per share, loss per share, net cash balance, capital expenditures, shipments, bookings, production, products and our business and financial objectives for 2020. These forward-looking statements are often characterized by the use of words such as “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “seek,” “believe,” “forecast,” “foresee,” “likely,” “may,” “should,” “goal,” “target,” “might,” “will,” “could,” “predict,” “continue,” and the negative or plural of these words and other comparable terminology. Forward-looking statements are only predictions based on our current expectations and our projections about future events and therefore speak only as of the date of this release. You should not place undue reliance on

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these forward-looking statements. We undertake no obligation to update any of these forward-looking statements for any reason, whether as a result of new information, future developments or otherwise. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by these statements. These factors include, but are not limited to: the severity and duration of the COVID-19 pandemic, including its potential impact on our business, results of operations, and financial condition; structural imbalances in global supply and demand for PV solar modules; the market for renewable energy, including solar energy; our competitive position and other key competitive factors; reduction, elimination, or expiration of government subsidies, policies, and support programs for solar energy projects; the impact of public policies, such as tariffs or other trade remedies imposed on solar cells and modules; our ability to execute on our long-term strategic plans; our ability to execute on our solar module technology and cost reduction roadmaps; our ability to improve the wattage of our solar modules; interest rate fluctuations and both our and our customers’ ability to secure financing; the creditworthiness of our off-take counterparties and the ability of our off-take counterparties to fulfill their contractual obligations to us; the ability of our customers and counterparties to perform under their contracts with us; the satisfaction of conditions precedent in our sales agreements; our ability to attract new customers and to develop and maintain existing customer and supplier relationships; our ability to successfully develop and complete our systems business projects; our ability to convert existing production facilities to support new product lines, such as Series 6 module manufacturing; general economic and business conditions, including those influenced by U.S., international, and geopolitical events; environmental responsibility, including with respect to cadmium telluride (“CdTe”) and other semiconductor materials; claims under our limited warranty obligations; changes in, or the failure to comply with, government regulations and environmental, health, and safety requirements; effects resulting from pending litigation; future collection and recycling costs for solar modules covered by our module collection and recycling program; our ability to protect our intellectual property; our ability to prevent and/or minimize the impact of cyber-attacks or other breaches of our information systems; our continued investment in research and development; the supply and price of components and raw materials, including CdTe; our ability to attract and retain key executive officers and associates; and the matters discussed under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K and our subsequently filed Quarterly Reports on Form 10-Q, as supplemented by our other filings with the Securities and Exchange Commission. You should carefully consider the risks and uncertainties described in these reports.

Contacts

First Solar Investors
investor@firstsolar.com

First Solar Media
media@firstsolar.com

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$1,277,054	$1,352,741
Marketable securities (amortized cost of $353,413 and allowance for credit losses of $48 at September 30, 2020)	353,819	811,506
Accounts receivable trade	221,196	476,425
Less: allowance for credit losses	(2,413)	(1,386)
Accounts receivable trade, net	218,783	475,039
Accounts receivable, unbilled and retainage	89,368	183,473
Less: allowance for credit losses	(919)	—
Accounts receivable, unbilled and retainage, net	88,449	183,473
Inventories	567,785	443,513
Balance of systems parts	34,280	53,583
Project assets	1,222	3,524
Assets held for sale	35,009	—
Prepaid expenses and other current assets	224,092	276,455
Total current assets	2,800,493	3,599,834
Property, plant and equipment, net	2,386,591	2,181,149
PV solar power systems, net	257,400	476,977
Project assets	362,777	333,596
Deferred tax assets, net	210,340	130,771
Restricted marketable securities (amortized cost of $245,351 and allowance for credit losses of $0 at September 30, 2020)	261,507	223,785
Goodwill	14,462	14,462
Intangible assets, net	58,469	64,543
Inventories	197,520	160,646
Other assets	435,658	329,926
Total assets	$6,985,217	$7,515,689
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$153,925	$218,081
Income taxes payable	32,172	17,010
Accrued expenses	298,133	351,260
Current portion of long-term debt	40,412	17,510
Deferred revenue	115,592	323,217
Accrued litigation	—	363,000
Liabilities held for sale	12,721	—
Other current liabilities	78,136	28,130
Total current liabilities	731,091	1,318,208
Accrued solar module collection and recycling liability	125,594	137,761
Long-term debt	220,456	454,187
Other liabilities	511,963	508,766
Total liabilities	1,589,104	2,418,922
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value per share; 500,000,000 shares authorized; 105,974,984 and 105,448,921 shares issued and outstanding at September 30, 2020 and December 31, 2019, respectively	106	105
Additional paid-in capital	2,855,645	2,849,376
Accumulated earnings	2,600,059	2,326,620
Accumulated other comprehensive loss	(59,697)	(79,334)
Total stockholders’ equity	5,396,113	5,096,767
Total liabilities and stockholders’ equity	$6,985,217	$7,515,689

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FIRST SOLAR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Net sales	$927,565	$642,411	$546,806	$2,102,100	$1,663,740
Cost of sales	634,550	504,951	408,443	1,581,287	1,448,083
Gross profit	293,015	137,460	138,363	520,813	215,657
Operating expenses:
Selling, general and administrative	49,861	51,770	53,542	160,218	149,828
Research and development	22,972	22,483	24,912	71,068	71,184
Production start-up	13,019	6,311	18,605	23,812	38,564
Litigation loss	—	6,000	—	6,000	—
Total operating expenses	85,852	86,564	97,059	261,098	259,576
Operating income (loss)	207,163	50,896	41,304	259,715	(43,919)
Foreign currency (loss) income, net	(1,852)	(1,299)	1,209	(3,549)	3,107
Interest income	2,109	3,674	11,454	15,113	39,223
Interest expense, net	(10,975)	(3,254)	(4,976)	(21,018)	(24,018)
Other expense, net	(3,236)	(3,195)	(3,399)	(8,653)	(4,328)
Income (loss) before taxes and equity in earnings	193,209	46,822	45,592	241,608	(29,935)
Income tax (expense) benefit	(38,107)	(10,214)	(15,035)	40,894	(25,385)
Equity in earnings, net of tax	(65)	303	65	150	(205)
Net income (loss)	$155,037	$36,911	$30,622	$282,652	$(55,525)

Net income (loss) per share:
Basic	$1.46	$0.35	$0.29	$2.67	$(0.53)
Diluted	$1.45	$0.35	$0.29	$2.65	$(0.53)
Weighted-average number of shares used in per share calculations:
Basic	105,967	105,927	105,397	105,830	105,272
Diluted	106,751	106,473	106,227	106,537	105,272

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